EXHIBIT 21.1

                               BOCA RESEARCH, INC.
                                  SUBSIDIARIES


               NAME                          JURISDICTION OF INCORPORATION
               ----                          -----------------------------
Complete Acquisition Corp.                              Florida
Boca Global, Inc.                                       Florida
Boca Research International, Inc.            United States Virgin Islands
Boca Research Holland B.V.                              Holland
Boca Research of Delaware, Inc.                        Delaware
Boca Research (UK) Limited                          United Kingdom
Boca Research International Holdings Ltd.              Mauritius
AppsCom, Inc.                                           Florida
Inprimis Technologies, Inc.                             Florida